Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-229396

Calculation of Registration Fee

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
0.500% Senior Notes due 2041	$731,640,000	$79,821.92

(1)   The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using a euro/U.S. dollar exchange rate of €1.00 = U.S. $1.2194, as announced by the U.S. Federal Reserve Board as of December 23, 2020.

(2) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
Fee rate for FY 2021 per million		$109.10

Fee rate advisory #1 dated Aug 26, 2020 (effective Oct 1, 2020)

Prospectus Supplement to Prospectus dated January 28, 2019

€600,000,000

Berkshire Hathaway Inc.

0.500% Senior Notes due 2041

We are offering €600,000,000 of our 0.500% Senior Notes due 2041 (the “notes”).

Interest on the notes will accrue from the date of original issuance, expected to be January 15, 2021 and will be payable annually in arrears on January 15 of each year, commencing on January 15, 2022.

The notes will mature on January 15, 2041.

We may redeem the notes, in whole or in part, at any time at the redemption prices as described under “Description of the Notes—Optional Redemption.” In addition, we may redeem the notes in whole but not in part at any time, if certain events occur involving changes in United States taxation, at the applicable redemption price described under “Description of the Notes—Redemption for Tax Reasons.”

The notes will be our senior unsecured indebtedness and will rank equally with all of our other existing and future senior unsecured indebtedness. The notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

We intend to apply to list the notes on the New York Stock Exchange (the “NYSE”). The listing application will be subject to approval by the NYSE. We expect trading in the notes on the NYSE to begin within 30 days after the initial issuance of the notes. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Concurrently with this offering, under a separate prospectus supplement, our wholly owned subsidiary Berkshire Hathaway Finance Corporation (“BHFC”) may offer dollar-denominated senior notes guaranteed by us. The closing of this offering of notes is not conditioned upon the closing of the concurrent offering of senior notes issued by BHFC.

The risks involved in investing in our debt securities are described in the “Risk Factors” section on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price (1)	97.269%	€583,614,000
Underwriting discount	0.350%	€2,100,000
Proceeds, before expenses, to Berkshire Hathaway Inc.	96.919%	€581,514,000

(1)	Plus accrued interest, if any, from January 15, 2021 until the date of delivery.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), on or about January 15, 2021.

Joint Book-Running Managers

BofA Securities	J.P. Morgan

Prospectus Supplement dated January 5, 2021

Prospectus Supplement

Prospectus

You should read this prospectus supplement, the accompanying prospectus, and any related free writing prospectus we file with the Securities and Exchange Commission (the “SEC”) carefully before you invest in the notes. This document contains or incorporates by reference important information you should consider before making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any such free writing prospectus. We have not and the underwriters have not authorized anyone else to provide you with any different or additional information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus (as updated by this prospectus supplement), or any such free writing prospectus is accurate as of any date other than its respective date or the date that is specified in those documents, or that the information we previously filed with the SEC and incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference or the date that is specified in such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. The notes are offered globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us and the underwriters to inform themselves about, and to observe, any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting (Conflicts of Interest)—Offering Restrictions” in this prospectus supplement.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”) from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”) from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation.

This prospectus supplement and the accompanying prospectus and any other material in relation to the notes is only being distributed to, and is directed only at, persons in the United Kingdom who are “qualified investors” (as defined in the UK Prospectus Regulation) who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (ii) high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute it, all such persons together being referred to as “Relevant Persons.” The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes in the United Kingdom will be engaged in only with, Relevant Persons. This prospectus supplement and the accompanying

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prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents. The notes are not being offered to the public in the United Kingdom.

UK MIFIR product governance / Professional investors and ECPs only target market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Stabilization

IN CONNECTION WITH THIS OFFERING, MERRILL LYNCH INTERNATIONAL (IN THIS CAPACITY, THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT THE NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 CALENDAR DAYS AFTER THE ISSUE DATE OF THE NOTES AND NO LATER THAN 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES. SEE “UNDERWRITING (CONFLICTS OF INTEREST)”.

FORWARD-LOOKING INFORMATION

Certain statements contained, or incorporated by reference, in this prospectus supplement are “forward- looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible future actions by us, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on our current expectations and projections about future events and are subject to risks, uncertainties and assumptions about us, economic and market factors and the industries in which we do business, among other things.

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Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, changes in market prices of our investments in fixed maturity and equity securities, losses realized from derivative contracts, the occurrence of one or more catastrophic events, such as an earthquake, hurricane, act of terrorism or cyber attack that causes losses insured by our insurance subsidiaries and/or losses to our business operations, the frequency and severity of epidemics, pandemics or other outbreaks, including COVID-19, that negatively affect our operating results and restrict our access to borrowed funds through the capital markets at reasonable rates, changes in laws or regulations affecting our insurance, railroad, utilities and energy and finance subsidiaries, changes in federal income tax laws, and changes in general economic and market factors that affect the prices of securities or the industries in which we and our affiliates do business. You are advised to consult any additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

Forward-looking statements are not guarantees of future performance. We undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this prospectus supplement, except as required by law.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information contained in this prospectus supplement.

In this prospectus supplement, unless otherwise specified or the context otherwise implies, references to “dollars” and “$” are to U.S. dollars. References to “€” and “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. Unless we indicate otherwise or unless the context requires otherwise, all references in this prospectus supplement to “Berkshire”, “we,” “us,” “our,” or similar references are references to Berkshire Hathaway Inc., including our consolidated subsidiaries. However, in the “Description of the Notes” and related summary sections of this prospectus supplement, references to “we,” “us,” “our,” or similar references are to Berkshire Hathaway Inc. (parent company only) and not to any of its subsidiaries.

This prospectus supplement is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus supplement summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus supplement.

INCORPORATION BY REFERENCE

In this document we “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus from the date we file that document, and later information filed with the SEC will automatically update and supersede this information.

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We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of any offering of securities made by this prospectus (in each case, excluding any information furnished to, rather than filed with, the SEC, including, but not limited to, information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit):

•	Berkshire’s Annual Report on Form 10-K for the year ended December 31, 2019;

•	Berkshire’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020;

•	Berkshire’s Current Reports on Form 8-K filed with the SEC on March 13, 2020, April 16, 2020, May 5, 2020 (Item 5.07 only), August 31, 2020 and October 15, 2020; and

•	those portions of Berkshire’s proxy statement for its 2020 annual meeting of shareholders incorporated by reference into its Form 10-K for the year ended December 31, 2019.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request and at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of such information by writing or telephoning us at:

Berkshire Hathaway Inc.

3555 Farnam Street

Omaha, Nebraska 68131

Attn: Corporate Secretary

Tel: (402) 346-1400

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SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere in or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it does not contain all the information that may be important to you. You should carefully read the entire prospectus supplement and the accompanying prospectus, together with documents incorporated by reference, in their entirety before making an investment decision.

Berkshire Hathaway Inc.

We are incorporated in Delaware and are a holding company owning subsidiaries that engage in a large number of diverse business activities including insurance and reinsurance, freight rail transportation, utilities and energy, finance, manufacturing, service and retailing. Included in the group of subsidiaries that underwrite insurance and reinsurance is GEICO, the second largest private passenger auto insurer in the United States and two of the largest reinsurers in the world, General Re and the Berkshire Hathaway Reinsurance Group. Other subsidiaries that underwrite insurance include National Indemnity Company, Columbia Insurance Company, National Fire & Marine Insurance Company, National Liability and Fire Insurance Company, Berkshire Hathaway Homestate Insurance Company, Cypress Insurance Company, Berkshire Hathaway Specialty Insurance Company, Medical Protective Company, the Berkshire Hathaway GUARD Insurance Companies, U.S. Liability Insurance Company, Central States Indemnity Company, Berkshire Hathaway Life Insurance Company of Nebraska and MLMIC Insurance Company.

Burlington Northern Santa Fe, LLC (“BNSF”) is a holding company that, through its subsidiaries, is engaged primarily in the freight rail transportation business. BNSF’s rail operations make up one of the largest railroad systems in North America. Berkshire Hathaway Energy Company (“BHE”) is an international energy holding company owning a wide variety of operating companies engaged in the generation, transmission and distribution of energy. Among BHE’s operating energy businesses are Northern Powergrid; MidAmerican Energy Company; PacifiCorp; NV Energy; BHE Pipeline Group; BHE Renewables; and AltaLink. In addition, BHE owns HomeServices of America, a real estate brokerage firm. McLane Company is a wholesale distributor of grocery and nonfood consumer products to retailers and convenience stores and to restaurants. The Marmon Group is a global industrial organization comprising 11 diverse business sectors and more than 100 autonomous manufacturing and service businesses. The Lubrizol Corporation is a specialty chemical company that produces and supplies chemical products for the global transportation, industrial and consumer markets. IMC International Metalworking Companies is an industry leader in the metal cutting tools business. Precision Castparts Corp. (“PCC”) is a worldwide diversified manufacturer of complex metal products for the aerospace, power and general industrial markets.

Numerous business activities are conducted through our other manufacturing, services and retailing subsidiaries. Clayton Homes offers site built and prefabricated housing and provides consumer lending. Shaw Industries is a leading manufacturer of tufted broadloom carpet. Benjamin Moore is a leading formulator, manufacturer and retailer of architectural coatings. Johns Manville is a leading manufacturer of insulation, roofing and engineered products. Acme Building Brands is a manufacturer of face brick and concrete masonry products. MiTek produces steel connector products and engineering software for the building components market. Fruit of the Loom, Russell Athletic, Vanity Fair, Garan, Fechheimer, H.H. Brown Shoe Group, and Brooks manufacture, license and distribute apparel and footwear under a variety of brand names. FlightSafety International provides training to aircraft operators. NetJets provides fractional ownership programs for general aviation aircraft. Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture and Jordan’s Furniture are retailers of home furnishings. Borsheims, Helzberg Diamond Shops and Ben Bridge Jeweler are retailers of fine jewelry.

In addition, other manufacturing, service and retail businesses include: See’s Candies, a manufacturer and seller of boxed chocolates and other confectionery products; Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products; Larson-Juhl, a designer, manufacturer and distributor of picture framing products; CTB International, a manufacturer of equipment for the livestock and agricultural industries; International Dairy Queen, a licensor and service provider to over 7,000 stores that offer prepared dairy treats and food; Pampered Chef, a direct seller of kitchen tools in the United States; Forest River, a manufacturer of leisure vehicles in the United States; Business Wire, a global distributor of corporate news, multimedia and regulatory filings; TTI, Inc., a distributor of electronic components; XTRA, a leading provider of over-the-road trailers for rent or lease; CORT, a leading provider of rental furniture for home and office; Richline Group, a jewelry manufacturer; Oriental Trading Company, a direct retailer of party supplies and novelties; Charter Brokerage, a global trade services company; Berkshire Hathaway Automotive, which includes over 80 automobile dealerships that sell new and pre-owned automobiles and offer repair services and related products; Detlev Louis Motorrad, a leading retailer of motorcycle apparel and equipment based in Germany; and Duracell, a leading manufacturer of high-performance alkaline batteries.

Operating decisions for our various businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for us and our subsidiaries by our senior management team which is led by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of Berkshire’s Board of Directors. Our businesses collectively employ approximately 391,500 people.

Our executive offices are located at 3555 Farnam Street, Omaha, Nebraska 68131, and our telephone number is (402) 346-1400.

The Offering

Issuer	Berkshire Hathaway Inc.

Securities Offered	€600,000,000 aggregate principal amount of 0.500% Senior Notes due 2041.

Offering Price	97.269%.

Maturity Date	January 15, 2041.

Interest	The notes will bear interest at a rate per annum equal to 0.500%, payable annually in arrears on January 15 of each year, commencing on January 15, 2022.

Ranking	The notes will be our unsecured senior obligations, will rank pari passu in right of payment with all of our unsubordinated, unsecured indebtedness and will be senior in right of payment to all of our subordinated indebtedness. As of September 30, 2020, we had no secured indebtedness and $22.2 billion of indebtedness, and our subsidiaries had $85.5 billion of indebtedness.

Optional Redemption	We will have the option to redeem the notes, in whole or in part, at any time prior to the Par Call Date at a redemption price equal to the greater of (A) 100% of the principal amount of such notes to be redeemed or (B) as described herein under “Description of the Notes —Optional Redemption,” the sum of the present values of the remaining scheduled payments of principal and interest on such notes to be redeemed that would be due if such notes matured on the Par Call Date, not including any portion of such payments of interest accrued as of the date on which such notes are to be redeemed, discounted to the date on which such notes are to be redeemed on an annual basis (ACTUAL/ACTUAL (ICMA)), at the comparable government bond rate described herein under “Description of the Notes—Optional Redemption” plus 15 basis points, plus accrued and unpaid interest to, but excluding, the date on which such notes are to be redeemed. At any time on or after the Par Call Date, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption on the principal amount of such notes being redeemed.

Additional Amounts	We will, subject to certain exceptions and limitations, pay additional amounts on the notes to holders who are not U.S. Persons (as defined under “Description of the Notes—Payment of Additional Amounts”) in respect of any required withholding or deduction for any present or future tax, assessment or other governmental charge imposed by any taxing authority in the United States, as will result in receipt by holders of notes that are not U.S. Persons of such amounts as they would have received had no such withholding or deduction been required. See “Description of the Notes—Payment of Additional Amounts.”

Redemption for Tax Reasons	We may redeem all but not part of the notes in the event of certain changes in the tax laws of the United States that would require us to pay additional amounts as described under “Description of the Notes—Payment of Additional Amounts.” This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the notes to, but not including, the date fixed for redemption. See “Description of the Notes—Redemption for Tax Reasons.”

Currency of Payment	All payments of interest and principal, including payments made upon any redemption of the notes, will be made in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. See “Description of the Notes—Issuance in Euro; Payment on the Notes.”

Repayment	The notes will not be repayable at the option of the holder prior to maturity.

Sinking Fund	The notes are not subject to a sinking fund provision.

Denomination	The notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Form of Notes	The notes will be issued as global notes registered in the name of The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch, or a nominee thereof, as common depositary for Clearstream and Euroclear, for the accounts of its direct and indirect participants. Beneficial interests in notes held in book-entry form will not be entitled to receive physical delivery of certificated notes except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see “Description of the Notes—Book-Entry Delivery and Form.”

Use of Proceeds	We expect to use the net proceeds of this offering to refinance outstanding principal amounts of our 0.250% Senior Notes due 2021 (€550,000,000 aggregate principal amount) that mature on January 17, 2021 and for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Paying Agent	The Bank of New York Mellon, London Branch.

Listing	We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We expect listing of the notes on the NYSE to occur within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Currently, there is no public market for the notes. Certain of the underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market- making with respect to the notes at any time without notice. See “Underwriting (Conflicts of Interest)” in this prospectus supplement for more information about possible market-making by the underwriters.

Governing Law	New York.

ISIN	XS2280780771

Common Code	228078077

CUSIP	084670CT3

Risk Factors	You should carefully consider the specific factors set forth under “Risk Factors” on page S-6 of this prospectus supplement as well as the information and data included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus, before making an investment decision.

Conflicts of Interest	We own more than 10% of the outstanding common stock of Bank of America Corporation, the parent company of BofA Securities, Inc. and an affiliate of Merrill Lynch International. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority. Because the notes to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary.

Concurrent Offering	Concurrently with this offering, under a separate prospectus supplement, our wholly owned subsidiary BHFC may offer dollar- denominated senior notes guaranteed by us. The closing of this offering of notes is not conditioned upon the closing of the concurrent offering of senior notes issued by BHFC.

RISK FACTORS

An investment in our securities involves some degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks described in the section entitled “Risk Factors” in this prospectus supplement and the risks described in our most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q. The occurrence of any of these risks could materially adversely affect our business, operating results and financial condition.

The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our securities and the loss of all or part of your investment.

There is currently no trading market for the notes and an active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market. Although we intend to apply for listing of the notes for trading on the NYSE, no assurance can be given that the notes will become or will remain listed. In addition, we will have no obligation to maintain and may terminate any listing of the notes on the NYSE without the consent of the holders of the notes. As a result, an active trading market for the notes may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your notes at their fair market value or at all.

Epidemics, pandemics or other outbreaks, including COVID-19, could hurt our operating businesses.

The outbreak of COVID-19 has adversely affected, and in the future it or other epidemics, pandemics or outbreaks may adversely affect, nearly all of our operations, including our equity securities portfolio, although the effects vary and may continue to vary significantly. This is or may be due to closures or restrictions requested or mandated by governmental authorities, disruption to supply chains and workforce, reduction of demand for certain of our products and services, credit losses when customers and other counterparties fail to satisfy their obligations to us, and volatility in global equity securities markets, among other factors. We share most of these risks with all businesses. The duration and extent of the effects over longer terms cannot be reasonably estimated.

Unfavorable general economic conditions may significantly reduce our operating earnings and impair our ability to access capital markets at a reasonable cost.

Our operating businesses are subject to economic conditions affecting the general economy or the specific industries in which they operate. To the extent that economic conditions in the U.S. and worldwide are depressed by the effects of COVID-19 or otherwise, one or more of our significant operations could be materially harmed. In addition, our utilities and energy businesses and our railroad business regularly utilize debt as a component of their capital structures, and depend on having access to borrowed funds through the capital markets at reasonable rates. To the extent that access to the capital markets is restricted or the cost of funding increases, these operations could be adversely affected.

Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.

Investors will have to pay for the notes in euro. Principal and interest payments of the notes are payable by us in euro. An investment in the notes which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the home currency), entails significant risks not associated with a similar investment in a security denominated in the home currency. These include the possibility of:

•	significant changes in rates of exchange between the holder’s home currency and the euro;

•	the imposition or modification of foreign exchange controls with respect to the euro; and

•	tax consequences for you as a result of any foreign exchange gains resulting from an investment in the notes.

We have no control over a number of factors affecting this type of note, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the euro, have been highly volatile, and this volatility may be expected to continue in the future.

Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of the euro against the holder’s home currency could result in a decrease in the effective yield of the notes below the applicable coupon rate, and in certain circumstances, could result in a loss to the holder on a home currency basis.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates as well as the availability of the euro at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the notes.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euro.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate published in the Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event the Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. A federal court in New York presiding over a dispute arising in connection with the notes may apply the foregoing New York law or in certain circumstances may render the judgment in U.S. dollars.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Uncertainty regarding the effects of Brexit could adversely affect the price of the notes.

The UK left the European Union (“EU”) on January 31, 2020 (“Brexit”). The UK’s membership of the EU single market ended on December 31, 2020. On December 24, 2020, the UK and the EU announced that they had struck a new bilateral trade and cooperation deal governing the future relationship between the UK and the EU (the “EU-UK Trade and Cooperation Agreement”) which was formally approved by the 27 member states of the EU on December 29, 2020. The EU-UK Trade and Cooperation Agreement was formally approved by the UK parliament on December 30, 2020 and, as of the date of this prospectus supplement, is expected to be formally ratified by the EU parliament during the first quarter of 2021.

The EU-UK Trade and Cooperation Agreement provides clarity in respect of the intended shape of the future relationship between the UK and the EU and some detailed matters of trade and cooperation. However, as of the date of this prospectus supplement, there remain unavoidable uncertainties related to Brexit and the new relationship between the UK and EU, which will continue to be developed and defined, and could cause volatility in currency exchange rates, in interest rates, and in EU, UK or worldwide political, regulatory, economic or market conditions. This could contribute to instability in political institutions, regulatory agencies, and financial markets. Any of these effects of Brexit, and others that cannot be anticipated, could adversely affect the value of the euro and the price of the notes.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or any integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

The global note is held by or on behalf of Euroclear and Clearstream and, therefore, holders of the notes will have to rely on their procedures for transfer, payment and communication with us.

The notes will be represented by the global notes which will be held with a common depositary for Euroclear and Clearstream. Except in certain limited circumstances, holders of the notes will not be entitled to receive certificated notes in exchange for interests in the global notes. While the notes are represented by the global notes, holders of the notes will be able to trade their beneficial interests only through Euroclear and Clearstream.

We will discharge our payment obligations under the notes by making payments to or to the order of the common depositary for Euroclear and Clearstream for distribution to their accountholders. A holder of a beneficial interest in a global note must rely on the procedures of Euroclear and Clearstream to receive payments under the notes. We have no responsibility or liability for the records relating to, or payments made in respect of, beneficial interests in the global notes.

Holders of beneficial interests in the global notes will not have a direct right to vote in respect of the notes. Instead, such holders will be permitted to act directly only to the extent that they are enabled in accordance with the procedures of Euroclear and Clearstream to appoint appropriate proxies.

CURRENCY CONVERSION

All payments of interest and principal, including payments made upon any redemption of the notes, will be made in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate published in the Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event the Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

On December 23, 2020, the euro/U.S. dollar exchange rate was €1.00 = U.S. $1.2194, as announced by the U.S. Federal Reserve Board.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

USE OF PROCEEDS

We expect to use the net proceeds of this offering to refinance outstanding principal amounts of our 0.250% Senior Notes due 2021 (€550,000,000 aggregate principal amount) that mature on January 17, 2021 and for general corporate purposes.

DESCRIPTION OF THE NOTES

The following description of certain material terms of the notes does not purport to be complete.

This description of the notes is intended to be an overview of the material provisions of the notes and is intended to supplement, and to the extent of any inconsistency replace, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you. The notes will be issued under an indenture, dated as of January 26, 2016 (the “indenture”), among us, BHFC and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “trustee”). The Bank of New York Mellon, London Branch, will initially act as paying agent for the notes. The Bank of New York Mellon Trust Company, N.A., will initially act as security registrar and transfer agent for the notes. Since this description of the notes is only a summary, we urge you to read the indenture (including definitions of terms used therein) and the forms of notes because they, and not this description, define your rights as a beneficial owner of the notes. You may request copies of these documents from us at 3555 Farnam Street, Omaha, Nebraska 68131. The indenture and the forms of the notes are included or incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part.

General

The notes offered by this prospectus supplement will be issued as a separate series under the indenture. The notes will be our senior unsecured obligations and will be initially limited in aggregate principal amount to €600,000,000.

We may at any time, without notice to or consent of the holders of the notes offered by this prospectus supplement, issue additional notes of the same series as the notes offered hereby. Any such additional notes will have the same ranking, interest rate, maturity date and other terms as the notes offered hereby, except for possible variations permitted under the indenture. We intend to treat any such additional notes, together with the notes offered hereby, as a single series of notes under the indenture. If the additional notes, if any, are not fungible with the notes offered hereby for U.S. federal income tax purposes, the additional notes will have separate CUSIP, Common Code and ISIN numbers.

Unless earlier redeemed, the entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on January 15, 2041.

The notes will be evidenced by one or more global notes deposited with the Common Depositary and registered in the name of the Common Depositary or its nominee. Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by Clearstream or Euroclear and their participants. See “—Book-Entry Delivery and Form.”

You will not have the right to cause us to repurchase the notes in whole or in part at any time before they mature. The notes are not subject to a sinking fund provision.

Interest

The notes will accrue interest at a rate of 0.500% per annum. The notes offered by this prospectus supplement will accrue interest on their stated principal amount from January 15, 2021, or from the most recent date to which interest has been paid or duly provided for. Accrued and unpaid interest on the notes will be payable annually in arrears on January 15 of each year, which we refer to as “interest payment dates,” commencing on January 15, 2022.

Interest on the notes will be paid to the person in whose name a note is registered at the close of business on the preceding January 1 (whether or not a business day) or, if the notes are represented by one or more global securities, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the interest payment date, which we refer to, in each case, as “record dates.”

Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or January 15, 2021 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. If any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date. For purposes of this prospectus supplement, a “business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in the Borough of Manhattan, The City of New York or London are authorized or required by law, regulation or executive order to close and that is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System (the TARGET2 system), or any successor thereto, operates.

Any amounts payable on any notes that are not punctually paid on any payment date will cease to be payable to the person in whose name such notes are registered on the relevant record date, and such defaulted payment will instead be payable to the person in whose name such notes are registered on the special record date or other specified date determined in accordance with the indenture.

Ranking

The notes will be our senior unsecured obligations and will rank pari passu in right of payment with all of our unsubordinated, unsecured indebtedness and will be senior in right of payment to all of our subordinated indebtedness. As of September 30, 2020, we had no secured indebtedness and $22.2 billion of indebtedness, and our subsidiaries had $85.5 billion of indebtedness.

Issuance in Euro; Payment on the Notes

Initial holders will be required to pay for the notes in euro, and all payments of principal of, the redemption price (if any), and interest and additional amounts (as defined below, if any), on the notes, will be payable in euro, provided, that if on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event the Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors” in this prospectus supplement.

Paying Agent and Registrar

The Bank of New York Mellon, London Branch, will initially act as paying agent for the notes. The Bank of New York Mellon Trust Company, N.A., will initially act as security registrar for the notes. Upon notice to the trustee, we may change any paying agent or security registrar.

Optional Redemption

We will have the option to redeem the notes in whole or in part, at any time prior to the Par Call Date, at a redemption price equal to the greater of (A) 100% of the principal amount of such notes to be redeemed or (B) as described below, the sum of the present values of the remaining scheduled payments of principal and interest on such notes to be redeemed that would be due if the notes matured on the Par Call Date, not including any portion of such payments of interest accrued as of the date on which such notes are to be redeemed, discounted to the date on which such notes are to be redeemed on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable comparable government bond rate described below plus 15 basis points, plus accrued and unpaid interest on the notes to be redeemed to, but excluding, the date on which such notes are to be redeemed.

At any time on or after the Par Call Date, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption on the principal amount of notes being redeemed.

When we use the term “comparable government bond rate,” we mean the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded up to 0.001), on the third business day prior to the date fixed for redemption, of the comparable government bond (as defined below) on the basis of the middle market price of the comparable government bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

When we use the term “comparable government bond,” we mean, in relation to any comparable government bond rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes being redeemed or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the comparable government bond rate.

When we use the term “remaining scheduled payments,” we mean, with respect to any note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note being redeemed, the amount of the next scheduled interest payment thereon will be reduced (solely for the purpose of this calculation) by the amount of interest accrued thereon to such redemption date.

“Par Call Date” means July 15, 2040. The Par Call Date is approximately six months prior to the maturity date of the notes.

We may redeem the notes at any time on a redemption date of our choice. However, we must give the holders of such notes notice of the redemption not less than 10 days or more than 60 days before the redemption date. We will give the notice in the manner described under “—Notices.” If we elect to redeem fewer than all the notes, the particular notes to be redeemed shall be selected for redemption by lot or by Clearstream and Euroclear in accordance with their respective applicable procedures therefor; provided further, that no notes of a principal amount of €100,000 or less shall be redeemed in part.

The notes are also subject to redemption prior to maturity if certain changes in U.S. tax law occur. If such changes occur, the notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption. See “—Redemption for Tax Reasons.”

Payment of Additional Amounts

All payments of principal and interest in respect of the notes will be made free and clear of, and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature required to be deducted or withheld by the United States or any political subdivision or taxing authority of or in the United States, unless such withholding or deduction is required by law or the official interpretation or administration thereof.

In the event any withholding or deduction on payments in respect of the notes for or on account of any present or future tax, assessment or other governmental charge is required to be deducted or withheld by the United States or any political subdivision or taxing authority thereof or therein, we will pay such additional amounts on the notes as will result in receipt by each beneficial owner of a note that is not a U.S. Person (as defined below) of such amounts (after all such withholding or deduction, including on any additional amounts) as would have been received by such beneficial owner had no such withholding or deduction been required. We will not be required, however, to make any payment of additional amounts for or on account of:

(a)

any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those notes or the receipt of payments in respect of those notes) between a holder of a note (or the beneficial owner for whose benefit such holder holds such note), or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that holder or beneficial owner (if that holder or beneficial owner is an estate, trust, partnership or corporation) and the United States, including that holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having had a permanent establishment in the United States or (2) the presentation of a note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

(b)	any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar tax, assessment or other governmental charge;

(c)

any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(d)	any tax, assessment or other governmental charge which is payable by any method other than withholding or deducting from payment of principal of or premium, if any, or interest on such notes;

(e)

any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of and premium, if any, or interest on any note if that payment can be made without withholding by any other paying agent;

(f)

any tax, assessment or other governmental charge which would not have been imposed but for the failure of a beneficial owner or any holder of notes to comply with our request or a request of our agent to satisfy certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of the notes that such beneficial owner or holder is legally able to deliver (including, but not limited to, the requirement to provide an applicable Internal Revenue Service Form W-8, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty);

(g)

any tax, assessment or other governmental charge imposed on interest received by (1) a 10-percent shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the U.S. Treasury regulations that may be promulgated thereunder) of ours, (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such tax, assessment or other governmental charge would not have been imposed but for the beneficial owner’s status as described in clauses (1) through (3) of this paragraph (g);

(h)

any tax, assessment or other governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections) (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

(i)	any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor will we pay any additional amounts to any beneficial owner or holder of notes who is a fiduciary or partnership (including any entity treated as a partnership for U.S. federal income tax purposes) to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of those notes.

As used in the preceding paragraph, “U.S. Person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable U.S. Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Any reference in the terms of the notes to any amounts in respect of the notes shall be deemed also to refer to any additional amounts which may be payable under this provision.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision of or taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, there is a substantial probability that we will become, obligated to pay additional amounts as described under the heading “—Payment of Additional Amounts” with respect to the notes, then we may at any time at our option redeem the notes, in whole but not in part, on not less than 10 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the notes to, but excluding, the date fixed for redemption.

Book-Entry Delivery and Form

General

The notes offered hereby will be issued in registered, global form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.

The notes will be issued in the form of one or more global certificates, in definitive, fully registered form without interest coupons, each of which we refer to as a “global note.” Each such global note will be deposited with the Common Depositary and registered in the name of the Common Depositary or its nominee. We will not issue certificated securities to you for the notes you purchase, except in the limited circumstances described below.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interest will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Clearstream or Euroclear. Investors may hold beneficial interests in notes directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg, and the address of Euroclear is 1 Boulevard Roi Albert II, B-1210 Brussels, Belgium. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be made only through, records maintained by Clearstream or Euroclear and their participants. When you purchase notes through the Clearstream or Euroclear systems, the purchases must be made by or through a direct or indirect participant in the Clearstream or Euroclear system, as the case may be. The participant will receive credit for the notes that you purchase on Clearstream’s or Euroclear’s records, and, upon its receipt of such credit, you will become the beneficial owner of those notes. Your ownership interest will be recorded only on the records of the direct or indirect participant in Clearstream or Euroclear, as the case may be, through which you purchase the notes and not on Clearstream’s or Euroclear’s records. Neither Clearstream nor Euroclear, as the case may be, will have any knowledge of your beneficial ownership of the notes. Clearstream’s or Euroclear’s records will show only the identity of the direct participants and the amount of the notes held by or through those direct participants. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from Clearstream or Euroclear. You should instead receive those documents from the direct or indirect participant in Clearstream or Euroclear through which you purchase the notes. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The paying agent will wire payments on the notes to the Common Depositary as the holder of the global notes. The trustee, the paying agent and we will treat the Common Depositary or any successor nominee to the Common Depositary as the owner of the global notes for all purposes. Accordingly, the trustee, the paying agent and we will have no direct responsibility or liability to pay amounts due with respect to the global notes to you or any other beneficial owners in the global notes. Any redemption or other notices with respect to the notes will be sent by us directly to Clearstream or Euroclear, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder, all in accordance with the rules of Clearstream or Euroclear, as the case may be, and the internal procedures of the direct participant (or the indirect participant) through which you hold your beneficial interest in the notes. Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream and Euroclear have established their procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue or change those procedures at any time. The registered holder of the notes will be The Bank of New York Depository (Nominees) Limited, as nominee of the Common Depositary.

Initial Settlement

Investors will follow the settlement procedures applicable to conventional eurobonds in registered form. It is intended that notes will be credited to the securities custody accounts of Clearstream and Euroclear holders on the settlement date on a delivery against payment basis. None of the notes may be held through, no trades of the notes will be settled through, and no payments with respect to the notes will be made through, The Depository Trust Company in the United States.

Secondary Market Trading

Any secondary market trading of book-entry interests in the notes will take place through participants in Clearstream and Euroclear in accordance with the normal rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in registered form.

It is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream and Euroclear

We have obtained the information in this section concerning Clearstream and Euroclear, and the book-entry system and procedures, from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Luxembourg Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding securities through Euroclear participants.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof only in the following limited circumstances:

•	the depositary notifies us that it is unwilling or unable to continue as depositary for the global notes,

•	if there shall have occurred and be continuing an event of default with respect to the notes, or

•	if we determine, in our sole discretion, that the global notes are exchangeable in accordance with the terms of the indenture.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, as the depositary shall direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the Common Depositary or its nominee.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing. So long as the notes are represented by a global note deposited with The Bank of New York Mellon, London Branch, or any successor thereto, as the common depositary (the “Common Depositary”) for Clearstream and Euroclear, notices to holders may be given by delivery to Clearstream and Euroclear, and such notices shall be deemed to be given on the date of delivery to Clearstream and Euroclear. The trustee will transmit notices to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only transmit these notices to the registered holder of the notes. You will not receive notices regarding the notes directly from us unless we reissue the notes to you in fully certificated form.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations that may be relevant to initial holders of the notes. The summary is limited to holders that purchase notes in the initial offering for cash at their initial offering price and that hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment. The summary does not purport to address all of the tax considerations that may be relevant to a particular holder or to deal with the tax considerations that may be relevant to holders in special tax situations, such as banks, thrifts, real estate investment trusts, regulated investment companies, partnerships and other pass-through entities, insurance companies, dealers in securities or currencies, traders in securities electing to use a mark-to-market method of accounting, accrual basis taxpayers subject to special tax accounting rules under Section 451(b) of the Code, foreign persons (except to the extent specifically provided below), tax-exempt organizations, United States expatriates and certain former citizens or long-term residents of the United States, persons holding notes as part of a straddle, hedge, conversion transaction, “synthetic security” or other integrated investment, persons deemed to sell the notes under the constructive sale provisions of the Code, or U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, nor does it address federal estate, gift or alternative minimum taxes or state, local, or foreign taxes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) or pass- through entity holds notes, the tax treatment of a partner or a member in that partnership or pass-through entity generally will depend upon the status of the partner or the member and upon the activities of the partnership or pass-through entity. A partnership or pass-through entity considering a purchase of the notes, and partners or members in such a partnership or pass-through entity, should consult their own tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of the notes.

This summary is based upon the Code, Treasury regulations, Internal Revenue Service (“IRS”) rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. No ruling has been or will be sought from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. As a result, the IRS could disagree with portions of this discussion.

This discussion is for general purposes only. Persons considering a purchase of the notes should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes in light of their own particular circumstances, including the tax consequences under federal, state, local and foreign tax laws and tax treaties and the possible effects of any changes in applicable tax laws.

Payments Under Certain Events

Under the terms of the notes, we may be obligated in certain circumstances to pay amounts in excess of stated interest or principal on the notes. It is possible that the IRS could assert that the payment of such excess amounts is a “contingent payment” and the notes are therefore contingent payment debt instruments for U.S. federal income tax purposes. Under the applicable Treasury regulations, however, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies (determined as of the date the notes are issued) are ignored. Although the issue is not free from doubt, we believe that the possibility of making additional payments is remote and/or incidental. Accordingly, we do not intend to treat the notes as contingent payment debt instruments. Our position will be binding on holders of the notes, unless a holder timely and explicitly discloses to the IRS that it takes a position different from ours. Our position, however, is not binding on the IRS. If the IRS successfully challenges this position, the timing and amount of income included and the character of the income recognized with respect to the notes may be materially different from the consequences discussed herein. Holders should consult their own tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Consequences to U.S. Holders

The following discussion summarizes certain U.S. federal income tax considerations relevant to a U.S. holder. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of the notes that is (1) an individual who is a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, in each case, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if it (i) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (as defined in the Code) or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a United States person (as defined in the Code), or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Payments or Accruals of Interest

Payments or accruals of interest on a note will be taxable to U.S. holders as U.S. source ordinary interest income at the time such U.S. holders receive or accrue such amounts (in accordance with a holder’s regular method of tax accounting).

A U.S. holder that uses the cash method of accounting and that receives a payment of interest in euro will be required to include in income the U.S. dollar value of the euro payment received (determined based on the spot rate on the date the payment is received), regardless of whether the payment is in fact converted to U.S. dollars at that time. A cash basis U.S. holder will not recognize exchange gain or loss on the receipt of interest income, but may recognize exchange gain or loss attributable to the actual disposition of the euro received, as described below.

A U.S. holder that uses the accrual method of accounting will accrue interest income in euro and translate that amount into U.S. dollars based on the average spot rate of exchange in effect for the accrual period or, with respect to an accrual period that spans two taxable years, at the average spot rate for the partial period within the applicable taxable year. Alternatively, an accrual method U.S. holder may elect to translate interest income into U.S. dollars at the spot rate on the last day of the accrual period (or the last day of the taxable year in the case of an accrual period that spans two taxable years) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. A U.S. holder that uses the accrual method will recognize exchange gain or loss with respect to accrued interest income on the date the interest payment is actually received. The amount of exchange gain or loss recognized will equal the difference, if any, between the U.S. dollar value of the euro payment received (determined based on the spot rate on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above), regardless of whether the payment is in fact converted to U.S. dollars. This exchange gain or loss generally will be treated as U.S. source ordinary income or loss.

Sale, Exchange, Redemption or Other Disposition of the Notes

When a U.S. holder disposes of a note by sale, exchange, redemption or other disposition, the holder will generally recognize gain or loss equal to the difference between the amount the holder realizes on the transaction (less any amount attributable to accrued and unpaid interest, which will be taxable as such) and the holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally equal the U.S. dollar value of the euro used to purchase the note using the spot exchange rate on the purchase date. If a note is traded on an established securities market, as the notes are expected to be, a cash basis U.S. holder (and if it elects, an accrual basis U.S. holder) will determine the U.S. dollar value of the euro amount paid for the note on the settlement date of the purchase. Payments received that are attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest, described above.

The amount realized on the sale, exchange, redemption or other disposition of a note for an amount in euro will generally be the U.S. dollar value of such euro based on the spot exchange rate on the date the note is disposed of; provided, however, that if the note is traded on an established securities market, as the notes are expected to be, a cash basis U.S. holder (and if it elects, an accrual basis U.S. holder) will determine the U.S. dollar value of such euro on the settlement date of the disposition.

If an accrual method U.S. holder makes either of the settlement date elections described above, such election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. If a note is not traded on an established securities market (or, if a note is so traded, but a U.S. holder is an accrual basis U.S. holder that has not made the settlement date election), a U.S. holder will recognize exchange gain or loss (taxable as U.S. source ordinary income or loss) to the extent that the U.S. dollar value of the euro received (based on the spot rate on the settlement date), differs from the U.S. dollar value of the amount realized.

Except as discussed below with respect to exchange gain or loss, the gain or loss that a U.S. holder recognizes on the sale, exchange, redemption or other disposition of a note will generally be U.S. source capital gain or loss and will be long-term capital gain or loss if the holder held the note for more than one year on the date of disposition. Long-term capital gains recognized by non-corporate U.S. holders (including individuals) are subject to taxation at preferential rates. The tax deductibility of capital losses is subject to limitations.

Any gain or loss realized upon the sale, exchange, redemption or other disposition of a note that is attributable to fluctuations in currency exchange rates will be exchange gain or loss. Gain or loss attributable to fluctuations in currency exchange rates generally will equal the difference between (i) the U.S. dollar value of a U.S. holder’s purchase price for the note in euro, determined on the date the note is disposed of, and (ii) the U.S. dollar value of a U.S. holder’s purchase price for the note in euro, determined on the date the U.S. holder acquired the note (or, in each case, determined on the settlement date if the notes are traded on an established securities market, as the notes are expected to be, and the U.S. holder is either a cash basis or an electing accrual basis holder). The exchange gain or loss (with respect to both principal and accrued interest) will be recognized only to the extent of the total gain or loss realized by a U.S. holder on the sale, exchange, redemption or other disposition of the note, and generally will be U.S. source ordinary income or loss.

Exchange of Euro

A U.S. holder’s tax basis in the euro received as interest on, or on the sale or other disposition of, a note will be the U.S. dollar value of such euro at the spot rate in effect on the date of receipt of the euro. Any gain or loss recognized by a U.S. holder on a sale, exchange or other disposition of the euro will be U.S. source ordinary income or loss.

Tax Return Disclosure Requirements

Certain U.S. Treasury regulations meant to require the reporting of certain tax shelter transactions cover transactions generally not regarded as tax shelters, including certain foreign currency transactions giving rise to losses in excess of a certain minimum amount (e.g., $50,000 in a single transaction in the case of an individual or trust, and higher amounts for non-individual, non-trust taxpayers), such as the receipt of interest on a foreign currency note or a sale, exchange, retirement or other taxable disposition of a foreign currency note or of foreign currency received in respect of a foreign currency note. Persons considering the purchase of notes should consult with their own tax advisors to determine the U.S. federal income tax return disclosure obligations, if any, with respect to an investment in the notes or the disposition of euro, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

3.8% Medicare Tax On “Net Investment Income”

U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on the lesser of (a) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (b) the excess of the U.S. holder’s modified gross income for the taxable year over certain thresholds (generally $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return). Net investment income will generally include interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Backup Withholding and Information Reporting

Unless a U.S. holder is an exempt recipient, payments under the notes or proceeds received from the sale of the notes will generally be subject to information reporting and will generally also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld do not constitute a separate tax and will generally be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

The following discussion summarizes certain U.S. federal income tax considerations relevant to a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of the notes that for U.S. federal income tax purposes is a nonresident alien individual, a foreign corporation, or a trust or estate that is not a U.S. holder.

Payments of Interest

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act”, payments of interest on the notes made to a non-U.S. holder will generally be exempt from U.S. federal income and withholding tax, provided that:

•

the non-U.S. holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or through attribution, to us through stock ownership;

•	the non-U.S. holder is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business;

•

either (i) the non-U.S. holder certifies on IRS Form W-8BEN or Form W-8BEN-E (or a successor form), under penalties of perjury, that it is a non-U.S. holder and provides its name and address or otherwise satisfies applicable documentation requirements or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the non-U.S. holder or an intermediate financial institution and furnishes a copy thereof; and

•	the payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to such non-U.S. holder will be subject to a 30% U.S. federal withholding tax, unless such non-U.S. holder provides the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E (or a successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or

•

IRS Form W-8ECI (or a successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

If payments of interest on the notes are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, where an income tax treaty applies, are attributable to a United States permanent establishment), then such non-U.S. holder will be subject to U.S. federal income tax on such interest payments on a net income basis in the same manner as a U.S. holder (but without regard to the 3.8% Medicare tax, described above), although such non-U.S. holder will be exempt from the 30% U.S. federal withholding tax if the certification requirements discussed above are satisfied. In addition, a non-U.S holder that is a foreign corporation may be subject to an additional branch profits tax equal to 30% (or lower applicable tax treaty rate) of such interest, subject to adjustments.

Sale, Exchange, Redemption or Other Disposition of the Notes

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act”, any gain realized by a non-U.S. holder upon a sale, exchange, redemption or other disposition of the notes will generally not be subject to U.S. federal income tax, unless:

•

the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, where an income tax treaty applies, is attributable to a United States permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Any gain realized by a non-U.S. holder upon a sale, exchange, redemption or other disposition of the notes that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, where an income tax treaty applies, is attributable to a United States permanent establishment) will generally be taxable as discussed above with respect to effectively connected interest on the notes. If a non-U.S. holder is subject to U.S. federal income tax because the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, any gain realized by the non-U.S. holder on the sale, exchange, redemption or other disposition of the notes that is not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States will be subject to a flat 30% tax on the gain derived from such disposition (or lower applicable tax treaty rate), which gain may be offset by U.S. source capital losses.

Backup Withholding and Information Reporting

Generally, information reporting will apply to the amount of interest paid to each non-U.S. holder and the amount of tax, if any, withheld with respect to those payments. These reporting requirements apply regardless of whether withholding is reduced or eliminated by the Code or an applicable income tax treaty or otherwise. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable tax treaty or agreement.

In general, a non-U.S. holder will not be subject to U.S. federal backup withholding with respect to payments of interest on the notes if the non-U.S. holder provides an IRS Form W-8BEN or Form W-8BEN-E (or a successor form) with respect to such payments or otherwise satisfies applicable documentation requirements. In addition, no information reporting or backup withholding will generally be required with respect to the proceeds of a sale or other disposition of the notes by a non-U.S. holder made within the United States or conducted through certain United States-related financial intermediaries if the payor receives such a form or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts so withheld will generally be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Withholding taxes may be imposed under FATCA on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Withholding under FATCA generally will apply to payments of interest on a note regardless of when they are made. Under the applicable final Treasury regulations, withholding under FATCA generally applies to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019. However, pursuant to proposed Treasury regulations (upon which taxpayers may generally rely until applicable final regulations are issued or such proposed Treasury regulations are rescinded), gross proceeds from the sale or other disposition of a note will not be subject to withholding under FATCA. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

CERTAIN EUROPEAN TAX CONSIDERATIONS

The Proposed Financial Transactions Tax

The European Commission has published a proposal (the “Commission’s Proposal”) for a directive for a common financial transactions tax (“FTT”) in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovakia, Slovenia and Spain (the “participating Member States”). On March 16, 2016, Estonia formally withdrew from enhanced cooperation on the FTT, leaving ten remaining participating Member States.

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the notes in certain circumstances. The issuance and subscription of notes should, however, be exempt.

Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT remains subject to negotiation between the ten remaining participating Member States and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation. Additional EU Member States may decide to participate and/or certain of the remaining participating Member States may decide to withdraw.

Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING (Conflicts of Interest)

We have entered into an underwriting agreement with Merrill Lynch International and J.P. Morgan Securities plc with respect to the notes. Subject to certain conditions, we have agreed to sell to each underwriter and each underwriter named below has severally agreed to purchase from us the principal amount of the notes that appears opposite its name in the table below.

0.500% Senior Notes due 2041
Merrill Lynch International	€300,000,000
J.P. Morgan Securities plc	€300,000,000

Total	€600,000,000

The underwriters have agreed to purchase all of the notes if any of them are purchased. The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to, among other customary conditions, the delivery of certain legal opinions by their counsel. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.200% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.150% of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In the underwriting agreement, we have agreed that, subject to certain exceptions, we will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering of notes:

	Underwriting Discount paid by us
	Per Note	Total
0.500% Senior Notes due 2041	0.350%	€2,100,000

We estimate that we will spend approximately $700,000 for printing, rating agency fees, trustee and legal fees and other expenses related to this offering.

The notes are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market making at any time in their sole discretion. We intend to apply to list the notes on the NYSE. It is not possible to predict whether the application will be approved for listing or, if approved, whether the application will be approved prior to the settlement date. Settlement of the notes is not conditional on obtaining the listing, and we are not required to maintain the listing. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the issue of the notes, Merrill Lynch International (in this capacity, the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue of the notes and 60 days after the date of the allotment of the notes. Such stabilization shall be carried out in accordance with applicable laws and regulations. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the Stabilizing Manager. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the Stabilizing Manager has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities, but if these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Each underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Each underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses reimbursements. The underwriters and their affiliates may also make investment recommendations and/ or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

We expect that delivery of the notes will be made against payment therefor on or about January 15, 2021, which is the eighth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+8”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery hereunder will be required, by virtue of the fact that the notes initially will settle in T+8, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before their date of delivery hereunder should consult their own advisors.

Conflicts of Interest

We own more than 10% of the outstanding common stock of Bank of America Corporation, the parent company of BofA Securities, Inc. and an affiliate of Merrill Lynch International. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority. Because the notes to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. Merrill Lynch International will not confirm sales of the notes to any account over which it exercises discretionary authority without the prior written approval of the customer.

Offering Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) of the United Kingdom and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA.

This prospectus supplement and the accompanying prospectus and any other material in relation to the notes is only being distributed to, and is directed only at, persons in the United Kingdom who are “qualified investors” (as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”) who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (ii) high net worth entities or other persons falling within Articles 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute it, all such persons together being referred to as “Relevant Persons”. The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents. The notes are not being offered to the public in the United Kingdom.

In addition, in the United Kingdom, each underwriter has represented and agreed in the underwriting agreement that the notes may not be offered other than by an underwriter that:

•

has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEL”) and, accordingly, have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan or any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and governmental guidelines in Japan.

Hong Kong

No underwriter nor any of their affiliates (i) have offered or sold, or will offer or sell, in Hong Kong, by means of any document, our notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) have issued or had in its possession for the purposes of issue, or will issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors”

as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Korea

The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the notes, the notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 per cent. of the aggregate issue amount of the notes, (c) the notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) the issuer and underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) or pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each terms as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Taiwan

The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

LEGAL MATTERS

Certain legal matters in connection with the notes offered hereby will be passed upon for us by Munger, Tolles & Olson LLP, Los Angeles, California, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Ronald L. Olson, a partner of Munger, Tolles & Olson LLP, is one of our directors. Mr. Olson and the other attorneys at Munger, Tolles & Olson LLP who are representing us in connection with the offering of the notes beneficially own, in the aggregate, approximately 209 shares of our Class A common stock and approximately 57,087 shares of our Class B common stock as of January 4, 2021.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Berkshire Hathaway Inc.

Debt Securities

We may, from time to time, offer to sell debt securities. We may sell these debt securities in one or more offerings at prices and on other terms to be determined at the time of offering.

This prospectus describes some of the general terms and conditions that apply to these debt securities. We will provide the specific terms of the debt securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make an investment decision.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” starting on page 5 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated January 28, 2019

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus, the date of the relevant document incorporated by reference, or another that is otherwise specified, as applicable. Our financial condition, results of operations or business prospects may have changed since those dates.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

Forward-Looking Information

Certain statements contained, or incorporated by reference, in this prospectus are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions by us, which may be provided by management are also forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations and projections about future events and are subject to risks, uncertainties and assumptions about us, economic and market factors and the industries in which we do business, among other things, that may cause actual events and results to differ materially from the forward-looking statements.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, continuing volatility in the capital or credit markets and other changes in the securities and capital markets, changes in market prices of our investments in fixed maturity and equity securities, losses realized from derivative contracts, the occurrence of one or more catastrophic events, such as an earthquake, hurricane, or act of terrorism that causes losses insured by our insurance subsidiaries, changes in laws or regulations affecting our insurance, railroad, utilities and energy and finance subsidiaries, changes in tax laws (possibly with retroactive effect), and changes in general economic and market factors that affect the prices of securities or the industries in which we and our affiliates do business. You are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”). See “Where You Can Find More Information.”

Forward-looking statements are not guarantees of future performance. We undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this prospectus, except as required by law.

ii

About this Prospectus

This prospectus is part of a registration statement that we have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. By using this shelf registration process, we may, at any time and from time to time, sell our debt securities in one or more offerings.

This prospectus only provides a general description of the debt securities that we may offer. Each time we sell debt securities under the shelf registration, we will provide a supplement to this prospectus containing specific information about the terms of the securities, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus.

Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

In this prospectus, unless otherwise specified or the context otherwise requires, references to “dollars” and “$” are to U.S. dollars. Unless we indicate otherwise or unless the context implies otherwise, all references in this prospectus to “Berkshire,” “we,” “us,” “our,” or similar references are to Berkshire Hathaway Inc. excluding its consolidated subsidiaries.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public on the SEC’s website at www.sec.gov. These SEC filings are also available, free of charge, on our website at http://www.berkshirehathaway.com. Except to the extent of any SEC filings available on our website that are incorporated by reference in this prospectus as described under “Incorporation of Certain Information by Reference,” information on our website is not intended to be, and does not constitute, a part of this prospectus and should not be considered a part of this prospectus.

We have filed a registration statement on Form S-3 with the SEC under the Securities Act relating to the securities offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the SEC. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

Incorporation of Certain Information by Reference

In this document we “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus from the date we file that document, and later information filed with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, excluding any information furnished to, rather than filed with, the SEC, including, but not limited to, information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit) prior to the termination of any offering of securities made by this prospectus:

•	Berkshire’s Annual Report on Form 10-K for the year ended December 31, 2017;

•	those portions of Berkshire’s proxy statement for its 2018 annual meeting of shareholders incorporated by reference into its Form 10-K for the year ended December 31, 2017;

•	Berkshire’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018; and

•	Berkshire’s Current Reports on Form 8-K or 8-K/A filed with the SEC on January 10, 2018, January 12, 2018, May 8, 2018, July 19, 2018, August 15, 2018 and January 11, 2019.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request and at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of such information by writing or telephoning us at:

Berkshire Hathaway Inc.

3555 Farnam Street

Omaha, Nebraska 68131

Attn: Corporate Secretary

Tel: (402) 346-1400

Berkshire Hathaway Inc.

We are incorporated in Delaware and are a holding company owning subsidiaries that engage in a number of diverse business activities including insurance and reinsurance, freight rail transportation, utilities and energy, finance, manufacturing, services and retailing. Included in the group of subsidiaries that underwrite insurance and reinsurance is GEICO, the second largest private passenger auto insurer in the United States and two of the largest reinsurers in the world, General Re and the Berkshire Hathaway Reinsurance Group. Other subsidiaries that underwrite insurance include National Indemnity Company, Columbia Insurance Company, National Fire & Marine Insurance Company, National Liability and Fire Insurance Company, Berkshire Hathaway Homestate Insurance Company, Cypress Insurance Company, Berkshire Hathaway Specialty Insurance Company, Medical Protective Company, the Berkshire Hathaway GUARD Insurance Companies, Applied Underwriters, U.S. Liability Insurance Company, Central States Indemnity Company, Berkshire Hathaway Life Insurance Company of Nebraska and MLMIC Insurance Company.

Burlington Northern Santa Fe, LLC (“BNSF”) is a holding company that, through its subsidiaries, is engaged primarily in the freight rail transportation business. BNSF’s rail operations make up one of the largest railroad systems in North America. Berkshire Hathaway Energy Company (“BHE”) is an international energy holding company owning a wide variety of operating companies engaged in the generation, transmission and distribution of energy. Among BHE’s operating energy businesses are Northern Powergrid; MidAmerican Energy Company; PacifiCorp; NV Energy; BHE Pipeline Group; BHE Renewables; and AltaLink. In addition, BHE owns HomeServices of America, a real estate brokerage firm. McLane Company is a wholesale distributor of groceries and nonfood items to discount retailers, convenience stores, restaurants and others. Marmon is a global industrial organization comprising 13 diverse business sectors and more than 100 autonomous manufacturing and service businesses. The Lubrizol Corporation is a specialty chemical company that produces and supplies chemical products for transportation, industrial and consumer markets. IMC International Metalworking Companies is an industry leader in the metal cutting tools business. Precision Castparts Corp. (“PCC”) is a worldwide diversified manufacturer of complex metal components and products serving the aerospace, power and general industrial markets.

Numerous business activities are conducted through our other manufacturing, services and retailing subsidiaries. Clayton Homes offers site built and prefabricated housing and provides consumer lending. Shaw Industries is the world’s largest manufacturer of tufted broadloom carpet. Benjamin Moore is a formulator, manufacturer and retailer of architectural and industrial coatings. Johns Manville is a leading manufacturer of insulation and building products. Acme Building Brands is a manufacturer of face brick and concrete masonry products. MiTek produces steel connector products and engineering software for the building components market. Fruit of the Loom, Russell Athletic, Vanity Fair, Garan, Fechheimer, H.H. Brown Shoe Group, and Brooks manufacture, license and distribute apparel and footwear under a variety of brand names. FlightSafety International provides training to aircraft operators. NetJets provides fractional ownership programs for general aviation aircraft. Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture and Jordan’s Furniture are retailers of home furnishings. Borsheims, Helzberg Diamond Shops and Ben Bridge Jeweler are retailers of fine jewelry.

In addition, other manufacturing, service and retail businesses include: Buffalo News and the BH Media Group, publishers of daily and Sunday newspapers; See’s Candies, a manufacturer and seller of boxed chocolates and other confectionery products; Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products; Larson-Juhl, a designer, manufacturer and distributor of picture framing products; CTB International, a manufacturer of equipment for the livestock and agricultural industries; International Dairy Queen, a licensor and service provider to over 6,900 stores that offer prepared dairy treats and food; Pampered Chef, a direct seller of kitchen tools in the United States; Forest River, a manufacturer of leisure vehicles in the United States; Business Wire, a global distributor of corporate news, multimedia and regulatory filings; TTI, Inc., a distributor of electronic components; XTRA, a leading provider of over-the-road trailers for rent or lease; CORT, a leading provider of rental furniture for home and office; Richline Group, a jewelry manufacturer;

Oriental Trading Company, a direct retailer of party supplies and novelties; Charter Brokerage, a global trade services company; Berkshire Hathaway Automotive, which includes 82 automobile dealerships located in 10 states; Detlev Louis Motorrad, a retailer of motorcycle accessories based in Germany; and Duracell, a leading manufacturer of high-performance alkaline batteries.

Operating decisions for our various businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for us and our subsidiaries by our senior management team which is led by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of our Board of Directors. Our businesses collectively employ approximately 389,000 people.

Our executive offices are located at 3555 Farnam Street, Omaha, Nebraska 68131, and our telephone number is (402) 346-1400.

Risk Factors

Investing in our securities involves risks. Prior to making a decision to invest in our securities, in addition to the other information contained in this prospectus and any prospectus supplement, you should carefully consider the risks described in the section entitled “Risk factors” in any prospectus supplement and the risks described in our most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which have been or will be incorporated by reference into this prospectus. The occurrence or realization of any of these risks could materially adversely affect our business, operating results and financial condition.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial, which are not described in this prospectus, any prospectus supplement or any documents incorporated by reference in this prospectus, may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our securities and the loss of all or part of your investment.

Use of Proceeds

Except as any applicable prospectus supplement may indicate otherwise, we intend to use the net proceeds from the sale of debt securities offered by this prospectus for general corporate purposes.

Description of the Debt Securities

We will issue debt securities on a senior unsecured basis under an indenture, dated as of January 26, 2016, by and among Berkshire, Berkshire Hathaway Finance Corporation (“BHFC”) and The Bank of New York Mellon Trust Company, N.A. (the “trustee”). BHFC may also issue debt securities under this indenture; however, the debt securities described in this prospectus are solely issued by Berkshire Hathaway Inc.

We have summarized material provisions of the indenture and the debt securities below. This summary is not complete, and is subject, and qualified in its entirety by reference, to all the provisions of the indenture, including the definition of certain terms. We have filed the indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. The following sets forth certain general terms and provisions of our debt securities offered by this prospectus. The particular terms of any debt securities being offered will be described in the prospectus supplement relating to those offered debt securities.

Provisions Applicable to Indenture

General

The indenture does not limit the amount of debt securities that may be issued under that indenture, nor does it limit the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance.

Terms

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	any sinking fund or analogous provision;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion (or the method of calculation of the portion) of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any changes, additions to or deletion from the covenants described in this prospectus;

•	if other than the trustee, the security registrar and paying agent for the debt securities; and

•	any other terms of the debt securities not inconsistent with the indenture.

Ranking

The debt securities will be our senior unsecured obligations and will rank pari passu in right of payment with all of our unsubordinated, unsecured indebtedness and will be senior in right of payment to all of our subordinated indebtedness, and will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness of our subsidiaries (secured or unsecured).

Consolidation, Merger and Sale of Assets

Except as otherwise provided in the indenture or the debt securities, we may not merge into or consolidate with any other entity, or convey, transfer or lease our respective properties and assets substantially as an entirety to any individual, corporation, partnership or other entity, unless:

•

the successor or transferee corporation (or other entity) shall (i) be a corporation, partnership, limited liability company, trust or similar entity organized under the laws of the United States of America, any State of the United States or the District of Columbia, and (ii) expressly assume by supplemental indenture the due and punctual payment of the principal of and any interest on the debt securities and the performance of our obligations under the indenture; and

•

immediately after giving effect to the transaction, no event of default, and no event which, after notice of lapse of time or both, would become an event of default will have occurred or be continuing.

Events of Default

Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	a default in the payment of any interest on such series of debt securities when due and payable, and the continuance of such default for a period of 30 days;

•	a default in the payment of principal of such series of debt securities when due and payable;

•

a default in the performance, or breach, in any material respect, of other covenants of ours in the indenture applicable to such series of debt securities that continues for 90 consecutive days after we receive notice of the default or breach;

•	a default in the deposit of any sinking fund payment, if applicable, and the continuance of such default for a period of 30 days; and

•	certain events of bankruptcy, insolvency or liquidation involving us.

If an event of bankruptcy, insolvency or liquidation of us has occurred, the principal of the then-outstanding debt securities and any other amounts payable under the indenture will become immediately due and payable. If any other event of default shall occur and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of all series (or, if such default is not applicable to all series of the debt securities, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all series to which such default is applicable) (in each case, voting as a single class) may declare the principal amount payable under the indenture on those then outstanding debt securities of the series affected by the default due and payable.

Defeasance

Our obligations with respect to the payment of the principal and interest on the debt securities will terminate if we irrevocably deposit or cause to be deposited with the trustee as trust funds specifically held in trust for, and dedicated solely to, the benefit of the holders of the debt securities:

•	cash,

•

U.S. government obligations, which through the scheduled payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, cash, or

•	a combination of the foregoing,

in each case sufficient to pay and discharge each installment of principal and interest on the debt securities.

The discharge of the debt securities is subject to certain other conditions, including, without limitation,

•

no event of default or event (including such deposit) which with notice or lapse of time would become an event of default shall have occurred and be continuing on the date of such deposit (or, with respect to an event of bankruptcy, insolvency or liquidation of us, at any time on or prior to the 90th day after the date of such deposit),

•

we shall have delivered to the trustee an opinion of independent tax counsel to the effect that beneficial owners of the debt securities will not recognize gain or loss for United States federal income tax purposes as a result of such deposit and defeasance,

•	the debt securities, if they are then listed on any securities exchange, will not be delisted as a result of such deposit, and

•	such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or otherwise bound.

Modification and Waiver

Modification of Indenture

The indenture provides that we and the trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of adding to our covenants, adding additional events of default and curing ambiguities or inconsistencies in the indenture. We and the trustee may, without the consent of any holders of debt securities, also make other changes to the indenture that do not have a material adverse effect on the interests of the holders of any series of debt securities.

In addition, modifications and amendments of the indenture may be made by us and the trustee by entering into a supplemental indenture with the consent of the holders of not less than a majority of the aggregate principal amount of the debt securities of each series affected by such modification or amendment, acting as one class, provided, however, that no such modification or amendment may, without the consent of each holder of debt securities outstanding that is affected thereby,

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any outstanding debt securities,

•	reduce the principal of or interest rate on any outstanding debt securities,

•	change the place of payment where, or the currency in which, the principal of, any premium or interest on any outstanding debt securities is payable,

•	impair the right to institute suit for the enforcement of any payment on or with respect to any outstanding debt securities on or after the stated maturity thereof,

•

reduce the percentage in principal amount of the debt securities then outstanding required for modification or amendment of the indenture or for any waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

•	modify any of the above provisions.

Waiver of Default

The holders of not less than a majority of aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all such series of debt securities, waive any past default under the indenture with respect to such series of debt securities, except a default:

•	in the payment of principal of or any premium or any interest on such debt securities, or

•	in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of each holder of the outstanding debt securities of each series affected by the default.

Payment and Paying Agents

Unless we inform you otherwise, payments on the debt securities will be made in U.S. dollars at the office or agency maintained by us in New York, New York (or, if we fail to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). At our option, however, we may make payments by check mailed to the holder’s registered address or, with respect to global notes, by wire transfer. We will make any required interest payments to the person in whose name a debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise, the trustee will be designated as our paying agent for payments on the debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the debt securities that remain unclaimed for one year after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

Except as otherwise described herein, notice to registered holders of the debt securities will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Plan of Distribution

We may sell debt securities securities from time to time in one or more transactions separately or in combination. The debt securities may be sold in any one or more of the following ways:

•	directly to purchasers or a single purchaser;

•	through agents;

•	through dealers; or

•	through one or more underwriters acting alone or through underwriting syndicates led by one or more managing underwriters;

each as may be identified in a prospectus supplement relating to an issuance of debt securities.

If the debt securities described in a prospectus supplement are underwritten, the prospectus supplement will name each underwriter of the debt securities. Only underwriters named in a prospectus supplement will be deemed to be underwriters of the debt securities offered by that prospectus supplement. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Prospectus supplements relating to underwritten offerings of securities will also describe:

•	the discounts, commissions or agents’ fees to be allowed or paid to the underwriters or agents, as the case may be;

•	all other items constituting underwriting compensation;

•	the discounts and commissions to be allowed or paid to dealers, if any; and

•	the exchanges, if any, on which the securities will be listed.

Debt securities may be sold directly by us through agents designated by us from time to time. Any agent involved in the offer or sale of securities, and any commission or agents’ fees payable by us to such agent, will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent involved in the offer or sale of securities will be acting on a best efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the debt securities being offered pursuant to this prospectus, we will sell the debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

If indicated in a prospectus supplement, the obligations of the underwriters will be subject to conditions precedent. With respect to a sale of securities, the underwriters will be obligated to purchase all securities offered if any are purchased.

We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses. Underwriters and agents may engage in transactions with or perform services for us, our subsidiaries and affiliated companies in the ordinary course of business.

Legal Matters

Certain matters with respect to the legality of the debt securities offered by this prospectus will be passed upon for us by Munger, Tolles & Olson LLP.

Ronald L. Olson, a partner of Munger, Tolles & Olson LLP, is one of our directors. Mr. Olson and the other attorneys at Munger, Tolles & Olson LLP who are representing us in connection with the offering of debt securities beneficially own, in the aggregate, approximately 342 shares of our Class A common stock and approximately 47,250 shares of our Class B common stock as of January 28, 2019.

Experts

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements and related financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

€600,000,000

Berkshire Hathaway Inc.

0.500% Senior Notes due 2041

Joint Book-Running Managers

BofA Securities	J.P. Morgan